EXHIBIT 10.11

RULES OF THE
ALLIANCE BOOTS 2012 LONG TERM INCENTIVE PLAN

(Adopted by the Board of
AB Acquisitions UK Topco Limited
on 22 May 2013)

(Amended by the Board of
AB Acquisitions UK Topco Limited
on 24 December 2014)

ALLEN & OVERY

Allen & Overy LLP

Appendices

1.	Definitions	13
2.	Phantom Awards	17

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in the Rules which have initial capital letters have the meanings set out in Appendix 1.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing the Rules. Unless the context requires otherwise, words in the singular are deemed to include the plural and vice versa and words implying either gender are deemed to include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	GRANT OF AWARDS

2.1	Operation of the Plan

The Board will, from time to time, set the policies for the Company's operation and administration of the Plan within the terms of the Rules. The policies may include the determination of:

(a)	the Eligible Employees who may be granted Awards;

(b)	the value, at its Date of Grant, of an Eligible Employee's Award;

(c)	what performance condition(s) (if any) will apply to the vesting of an Award or Part of an Award and how the performance condition(s) will be measured; and

(d)	how Awards are granted.

2.2	Eligible Employees

An Eligible Employee may be recommended from time to time for the grant of an Award. The grant of an Award to an Eligible Employee does not create any right or expectation of the grant of a further Award in the future.

2.3	Grant of Awards

The Board will determine:

(i)	which Eligible Employees will be granted Awards under the Plan; and

(ii)	the value of an Award at its Date of Grant.

An Award will be granted so that it constitutes a binding agreement between the Participant and the Company. A single deed of grant may be executed in favour of any number of Participants. There will be no payment for the grant of an Award. The first Awards granted under the Plan will be granted to take effect from 1 August 2012.

2.4	When Awards can be granted

Awards may be granted at any time that the Board determines appropriate, but subject always to any restrictions imposed by any applicable statute, order or regulation. No Award can be granted after the Plan Period.

2.5	Approvals and consents

The grant of an Award will be subject to obtaining any approval or consent required under any applicable regulations or enactments.

2.6	Notification of grant

A Participant will be notified of the grant of an Award and be advised of the Date of Grant, the number of Shares under the Share Part of the Award, the condition to which any Part of the Award is subject (or when those conditions will be set) and the Performance Period of the Award. Participants may also be advised where the information relating to their Awards can be accessed or obtained electronically.

2.7	Awards personal to Participants

An Award is personal to the Participant to whom it is granted and may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any person except that, on the death of a Participant, an Award may be transmitted to the Participant's personal representatives. The grant of an Award is confidential to a Participant and may not be disclosed to any person other than the Participant's spouse or legal or financial adviser or to comply with any applicable laws or regulations.

2.8	Disclaimer of Awards

A Participant may disclaim all or part of an Award by notice in writing to the Grantor within 30 days after the Date of Grant. No consideration will be paid for the disclaimer of the Award. To the extent that an Award is disclaimed, it will be treated for all purposes as never having been granted.

3.	CONDITIONS

3.1	General

Each Part of an Award will, unless the Board decides otherwise, be subject to a condition selected by the Board which will normally have to be met before the relevant Part of the Award can vest. Any condition:

(a)	must be stated in writing either at the Date of Grant or any later date determined by the Board;

(b)	may be amended or substituted if one or more events occur which cause the Board to consider that an amended or substituted condition would be more appropriate; and

(c)	may be waived if anything happens which causes the Board reasonably to consider that it should be waived.

3.2	Group Target

The Group Target Part of an Award will be subject to a performance condition based on the trading profit performance of the Group excluding profits and costs directly attributed to the synergy programme (the TP Target), for each of the years (or other shorter periods) comprised in the Performance Period of the Award (with the first Performance Period commencing 1 April 2012). Such percentage of the value of the Group Target Part as is determined by the Board will be subject to the TP Target for any year (or other period) in the Performance Period. As soon as reasonably practicable following:

(a)	the start of any year in the Performance Period the Board will determine the TP Target for that year; and

(b)	the end of the any year (or other period) in the Performance Period the Remuneration Committee will determine whether the TP Target for that year (or other period) has been met and whether that element of the Group Target Part of an Award allocated to that year (or other period) will vest on the Normal Vesting Date.

3.3	Synergy Target

The Synergy Target Part of an Award will be subject to a performance condition based on the synergy targets set for each year (or other shorter periods) (the Synergy Target), comprised in the Performance Period of the Award. Such percentage of the value of the Synergy Target Part of an Award as is determined by the Board will be subject to the Synergy Target for any year (or other period) in the Performance Period. As soon as reasonable practicable following:

(a)	the start of any year in the Performance Period the Board will determine the Synergy Target for that year; and

(b)	the end of any year (or other period) in the Performance Period the Board will determine whether the Synergy Target for that year (or other period) has been met and whether that element of the Synergy Target Part of an Award allocated to that year (or other period) will vest on the Normal Vesting Date.

3.4	Share Part

Notwithstanding any other Rule the Share Part of an Award will only vest:

(a)	if the Participant remains in Employment on the date of the Second Step Acquisition; or

(b)	pursuant to Rule 4.5 (Death).

3.5	No Re-testing

There will be no re-testing of the condition applicable to any Part of an Award.

4.	VESTING OF AWARDS

4.1	Normal rule for vesting

Subject to Rule 4.9 and except as otherwise provided in this Rule 4 and in Rule 5, an Award will vest:

(a)	in respect of the Group Target Part and the Synergy Target Part on the earlier of:

(i)	its Normal Vesting Date; and

(ii)	the day immediately before the date of the Second Step Acquisition; and

(b)	in respect of the Share Part only on the day immediately before the date of the Second Step Acquisition,

provided that, in each case, the Participant is then in Employment and subject to the additional vesting conditions in Rules 6.1 and 6.2. A Participant's Award will not vest under this Rule 4 if, at the time it would otherwise have vested, the Participant has been suspended from Employment pending an investigation under the disciplinary procedures applicable to the Participant. The Award may vest, subject to the Rules, following the resolution and dependent on the outcome of the disciplinary procedures.

4.2	Vesting following ceasing to be in Employment (Good Leaver)

Subject to Rules 4.9, 4.10 and 5, if a Participant ceases to be in Employment before an Award has vested due to:

(a)	disability, ill health or injury;

(b)	Retirement;

(c)	Redundancy;

(d)	the company which employs the Participant ceasing to be a Group Company;

(e)	the transfer or sale of the undertaking or part-undertaking in which the Participant is employed to a person who is not a Group Company; or

(f)	any other circumstances determined by the Board,

the Share Part of the Participant's Award(s) will, unless the Board, in its absolute discretion, determines otherwise, be forfeited in its entirety and the Group Target Part and the Synergy Target Part may, at the discretion of the Board, vest either on the Normal Vesting Date or immediately on the Participant ceasing to be in Employment, provided that to the extent Vested, a US Award will be payable only with respect to the Normal Vesting Date or, if the Participant ceases to be in Employment after the Second Step Acquisition, on the first anniversary of the Second Step Acquisition. If the Board determines that the Share Part of a Participant’s Award(s) will not be forfeited it may impose any condition(s) on the continuance of the Share Part that it deems appropriate.

4.3	Cessation of Employment in other circumstances

If a Participant ceases to be in Employment in any circumstances other than those referred to in Rule 4.2 or 4.5 the Participant's Award(s) will not vest and will lapse on the Participant ceasing to be in Employment.

4.4	Pregnancy

For the purposes of Rules 4.2 and 5, a Participant who leaves Employment because of pregnancy will cease Employment on the date on which she indicates either that she does not intend to return to work or that she will not be returning to work. If the Participant gives no indication, she will cease Employment on the date specified under any applicable law or in the terms of her Employment, if she has not then returned to work.

4.5	Death

If a Participant dies:

(a) the Group Target Part and the Synergy Target Part of the Award(s) held by the Participant will, subject to Rules 4.9 and 4.10, vest on the date of death; and

(b) the Share Part of the Award(s) may vest to the extent determined by the Board,

and any consequent cash and Shares will be transferred to the Participant's personal representatives.

4.6	Corporate transactions

Subject to Rules 4.9, 4.10 and 5 the Group Target Part and the Synergy Target Part (but not the Share Part) of an Award will vest on the date:

(a)	Takeover: on which an offeror (together with others, if any, acting in concert with the offeror) obtains Control of the Company as a result of (i) making a general offer to acquire all of the issued ordinary shares of the Company or all of the shares of the Company which are of the same class as the Shares and which, in either case, are not at the time owned by the offeror or any company Controlled by the offeror and/or persons acting in concert with the offeror; or (ii) obtaining Control of the Parent or ultimate holding company of the Company as a result of making a general offer to acquire all of the issued ordinary shares of the relevant company;

(b)	Section 979 notice: a person first becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, or would be so entitled but for the fact that there were no dissenting shareholders; and

(c)	Compromise or arrangement under section 899: when the court sanctions a compromise or arrangement between the Company and its shareholders under section 899 of the Companies Act 2006.

4.7	Reorganisation

Other than in the event of the Second Step Acquisition, if a company (the Successor Company) has obtained Control of the Company, and the shareholders of the Successor Company immediately after it has obtained Control are substantially the same as the shareholders of the Company immediately before that event Awards will not vest pursuant to Rule 4.6 but will continue unaffected.

4.8	Winding up

Subject to Rules 4.9, 4.10 and 5, 5 the Group Target Part and the Synergy Target Part (but not the Share Part) of an Award will vest:

(a)	immediately before the passing of a resolution for the voluntary winding-up of the Company; or

(b)	on the Court making an order for the winding-up of the Company.

This Rule 4.8 will not apply where the winding-up in either case is for the purpose of a reconstruction or amalgamation.

4.9	Conditions

An Award will only vest under Rules 4.1, 4.2, 4.5, 4.6 or 4.8 if, and to the extent that, the conditions imposed under Rule 3 have been satisfied at the date of the relevant event, or any earlier date determined by the Board, unless those conditions are waived pursuant to Rule 3.1(c). Where the Board is required to determine the extent of vesting of an Award following the occurrence of an event under which the Award vests before its Normal Vesting Date, the Board will be as constituted before the occurrence of the relevant event.

4.10	Pro rata reduction

The number of Shares in respect of which the Share Part of an Award will vest pursuant to Rules 4.2, 4.5 and 4.6, will be reduced on a pro rata basis to take account of the time that has elapsed between the Date of Grant and the date of the relevant event as a proportion of the period between the Date of Grant and the expiry of the Performance Period. However, the Board will have discretion to determine that an Award will vest as to either a greater or lesser number of Shares than it would otherwise have done pursuant to this Rule 4.10 if it believes that there are circumstances that warrant such a determination.

4.11	Reduction of number of Shares subject to an Award

If, subsequent to the grant of an Award, facts become known to the Board which, in its opinion, would justify a reduction in the value of an Award, the Board can reduce the cash payable and/or the number of Shares subject to the Award to take account of this. If the Board exercises its discretion under this Rule 4.11, it will confirm this in writing to the affected Participant and, if necessary, the Trustee. For the avoidance of doubt:

(a)	if the Board exercises this discretion, the Award will be deemed to have been granted over the lower cash amount and/or number of Shares and the vesting of the Award in accordance with the Rules will be by reference to this reduced cash amount and number of Shares; and

(b)	the discretion under this Rule 4.11 will only be capable of exercise by the Board if there has been no change of Control of the Company. However, if, as a result of any change of Control, the Company has a new holding company which immediately after the change of Control has substantially the same shareholders and proportionate shareholdings as the Company did before, the discretion under this Rule 4.11 will be capable of exercise by the remuneration committee of the board of directors of the new holding company.

5.	LAPSE OF AWARDS

5.1	Lapse of Awards

An Award will lapse on the earliest of:

(a)	the date on which a Participant ceases to be in Employment in any circumstances other than those referred to in Rules 4.2 and Rule 4.5;

(b)	the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; or

(c)	the Participant breaching or attempting to breach Rule 2.7.

5.2	Lapse where no or partial vesting

Where, as a result of the application of Rules 3 or 4.9, an Award has not vested or has only vested in part, the part of the Award that has not vested will lapse immediately.

6.	CONSEQUENCES OF VESTING

6.1	Consequences of vesting of Awards

Subject to the remainder of this Rule 6 and Rule 10.7, the cash and/or Shares subject to any Part of an Award in respect of which that Part of the Award has vested in accordance with Rule 4.1 will be paid or delivered, as appropriate, to the Participant (or the Participant's nominee) within 30 days following the date of vesting of that Part of an Award. For a US Award, to the extent of vesting under section 4.6 or 4.8, the portion of such Award that has vested will be paid or delivered within 30 days of such date if the event triggering vesting constitutes a Change in Control as defined in section 409A of the US Code or a liquidation event, in either case allowing for a termination of all US Awards for purposes of Treas. Reg. 1.409A-3(j)(4)(ix) (or a successor provision), or, in all other circumstances, within 30 days of Normal Vesting Date.

6.2	Vesting of Group Target Part and Synergy Target Part following the Second Step Acquisition

If the Group Target Part and Synergy Target Part of an Award vest as a consequence of the Second Step Acquisition one third of the cash in respect of which each of those Parts has vested will be deferred and become payable on the first anniversary of the Second Step Acquisition, provided the relevant Participant remains in Employment on that date. For Awards other than US Awards the amount of cash deferred may be paid earlier, at the discretion of the Board, if the Participant ceases to be employed in any of the circumstances specified in Rule 4.2 before the due date for payment.

6.3	Delivery of net number of Shares

Before the vesting of the Share Part of an Award the Company may determine to reduce the number of Shares in respect of which that Part of the Award will vest by a number that has a value at least (in its estimation) equal to the liability of the Participant to any income tax and social contributions that would have arisen in connection with the vesting of the Share Part of the Award, so that the Award becomes an entitlement to receive both the reduced number of Shares and a cash amount (the Cash Amount) equal to the value of the number of Shares by which the Share Part of the Award is reduced (the Adjusted Award) and procure that the relevant Group Company) applies such of the Cash Amount as is necessary in making a payment directly to the relevant taxing authority to discharge the liability of the Participant to income tax and social security contributions that arises as a result of the vesting of the Adjusted Award (with any surplus cash being returned to the Participant).

This Rule 6.3 will not apply to Awards made in any jurisdiction where the application of this Rule would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exemption; or

(b)	adverse tax consequences for the Participant and/or any Group Company.

6.4	Satisfaction of Share Part in cash

Subject to Rule 10.7, the Company may, following the vesting of the Share Part of an Award, make a cash payment equal to the Market Value of the Shares in respect of which the Award had vested in lieu of the Participant's right to receive Shares pursuant to Rule 6.1.

6.5	Consents

The delivery of any Shares or cash under the Plan will be subject to obtaining any approval or consent required under any applicable regulations or enactment.

6.6	Ranking of Shares

Shares acquired by a Participant under the Plan will rank equally in all respects with the Shares then in issue, except that they will not be entitled to any rights attaching to Shares by reference to a record date falling before the day on which the Participant is entered on Walgreen's register of shareholders in respect of those Shares.

7.	ADJUSTMENT OF AWARDS

7.1	Variation in shares

If there is a Variation, the number and/or type of Shares over which an Award is granted may be adjusted in the manner the Company determines but so that the underlying economic value of the Share Part of the Award remains unchanged.

7.2	Notifying Participants

The Company will take any steps it considers necessary to notify Participants of any adjustments made under Rule 7.1.

8.	ADMINISTRATION

8.1	Administration of the Plan

The Plan will be administered by the Board. The Board has full authority, consistent with the Rules, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. The Board’s decision on any matter concerning the Plan will be final and binding.

8.2	Costs

The Participating Companies will bear the costs of introducing and operating the Plan (including, but not limited to, stamp duty, stamp duty reserve tax and any other costs relating to the transfer of Shares on the vesting of the Share Part of an Award) in the proportions determined by the Company. The Company may require any Participating Company to enter into an agreement which obliges that company to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of Participants who are employed by the Participating Company.

8.3	Shares to cover Awards

The Company will ensure that sufficient Shares are available to satisfy all outstanding Awards.

8.4	Notices

Any notice or other communication in connection with the Plan will be in writing and may be given:

(a)	by personal delivery; or

(b)	by sending it by post:

(i)	in the case of a company, to its registered office or other address that it notifies in writing; and

(ii)	in the case of an individual, to the individual's last known address or, where the individual is a director or employee of a Group Company, either to the individual's last known address or to the address of the place of business at which the individual performs the whole or substantially the whole of the duties of the individual's office or employment; or

(c)	by sending it by email or any form of electronic transfer acceptable to the Board:

(i)	in the case of a company, to the email address or other number or address that the company notifies; and

(ii)	in the case of an individual, to the individual's last known email address or, where the individual is a director or employee of a Group Company, to the individual's workplace email address.

8.5	Time of service of notice

Any notice under Rule 8.4 will be given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by email or any other form of electronic transfer, at the time of despatch.

In proving service of notice, it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the email or other form of electronic transfer was properly addressed and despatched, as appropriate.

8.6	Local currency equivalent

The Board may determine for any relevant jurisdiction the exchange rate between UK £ Sterling and the relevant currency to be applied where it is necessary to convert from UK £ Sterling to that currency or vice versa for the purposes of the Plan.

9.	AMENDMENT

9.1	Board's power to amend the Plan

Subject to the provisions of this Rule 9, the Board can at any time amend any of the provisions of the Plan in any respect.

9.2	Participants' approval

No amendment will be made under Rule 9.1 which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made:

(a)	with the written consent of Participants who hold Awards under the Plan to acquire 75 per cent. of the Shares which would be delivered if all of the Awards granted and subsisting under the Plan vested; or

(b)	by a resolution of a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and, for the purposes of this Rule 9.2, the provisions of the articles of association of the Company and of the Companies Act 2006 relating to shareholder meetings will apply with the necessary changes.

9.3	Permitted amendments

Rule 9.2 will not apply to any amendment which is:

(a)	minor and to benefit the administration of the Plan;

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company, any Group Company or any present or future Participant.

9.4	Overseas Eligible Employees

The Board may adopt additional sections of the Plan applicable in any jurisdiction, under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may apply to the Participant, the Company or any Group Company. Any additional section must conform to the basic principles of the Plan. Any additional section and all Awards granted under that section will be governed by and construed in accordance with the laws of England. The Plan is intended to comply with section 409A of the US Code with respect to any US Awards and should be interpreted in accordance with that intention.

9.5	Notice of amendments

Participants will be given written notice of any material amendments to the Plan made under this Rule 9 which affect them as soon as reasonably practicable after they have been made.

10.	GENERAL

10.1	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time determined by the Board. Termination of the Plan will not affect Awards granted before termination.

10.2	Funding the Plan

The Company and any Group Company may provide money to the Trustees or any other person to enable them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

10.3	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any Group Company any right to participate in the Plan. Participation in one grant does not imply a right to participate or be considered for participation in a later grant. The rights and obligations of any individual under the terms of his office or employment with a Group Company will not be affected by the individual's participation in the Plan nor any right which he may have to participate under it. A Participant holding an Award will not have any rights of a shareholder of Walgreens with respect to that Award or the Shares subject to it.

10.4	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a Group Company for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any person any right to continue in employment or will affect the right of any Group Company to terminate the employment of any Participant or Eligible Employee or any other person without liability at any time, with or without cause, or will impose on the Company, any Group Company, the Board, the Remuneration Committee or the Trustees or their respective agents and employees any liability in connection with the loss of a Participant's benefits or rights under the Plan or as a result of the exercise of a discretion under the Plan for any reason as a result of the termination of the Participant's Employment.

10.5	The benefits of Rules 10.3 and 10.4

The benefit of Rules 10.3 and 10.4 is given to the Company, for itself and as trustee and agent of all the Group Companies. The Company will hold the benefit of these Rules on trust and as agent for each of them and may assign the benefit of this Rule 10.5 to any of them.

10.6	Share Rights

Any Shares acquired on the exercise of Awards will be subject to the governing documents of Walgreens from time to time.

10.7	Withholding for tax and social security contributions

Any Group Company, former Group Company or Trustee may withhold such amounts and/or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions for which it or any other Group Company or former Group Company is liable to account in connection with the vesting of Awards, including the delivery of a reduced number of Shares pursuant to Rule 6.3 or the sale of Shares on behalf of a Participant, unless the Participant discharges the liability.

10.8	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

10.9	Third parties

The Plan confers no benefit, right or expectation on an individual who is not a Participant. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. Any other right or remedy which a third party may have is unaffected by this Rule 10.9.

10.10	Data protection

All Eligible Employees agree, as a condition of their participation in the Plan, that any personal data in relation to them may be held by a Group Company and/or the Trustees and passed on to a third party broker, registrar, administrator and/or future purchaser of the Company for all purposes relating to the operation or administration of the Plan, including to countries or territories outside the European Economic Area.

10.11	Value of benefit

Any benefits received under the Plan are not pensionable. No benefit or value associated with or received in respect of an Award granted to a Participant under the Plan will be included or otherwise taken into account as part of any calculation undertaken for severance purposes.

11.	GOVERNING LAW

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other Group Company will submit to the jurisdiction of the English courts in relation to any dispute arising under the Plan.

APPENDIX 1

DEFINITIONS

Appendix 1	this Appendix 1 which forms part of the Rules;

Award
an award will be comprised of three parts, being the rights to receive:

(a)                a cash amount based on the achievement of performance relating to the Group excluding synergies, which will comprise approximately 50 per cent. of the value of the Award at its Date of Grant (the Group Target Part);

(b)               a cash amount based on the achievement of synergy targets, which will comprise approximately 25 per cent. of the value of the Award at its Date of Grant (the Synergy Target Part); and

(c)               a number of Shares based on continued employment with the Group to the date of the Merger, which will comprise approximately 25 per cent. of the value of the Award at its Date of Grant (the Share Part), and Part of an/the Award will be construed accordingly;

Board	the board of directors of Alliance Boots International Limited, registered in England and Wales under no. 6166738 or a duly authorised committee of that board;

Company	AB Acquisitions UK Topco Limited, registered in England and Wales under no. 06166727;

Control
in relation to a body corporate, the power of a person to secure:

(a)               by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)               by virtue of any power conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person, and Controlled will be construed accordingly;

Date of Grant	with respect to an Award, the date on which it is granted under Rule 2;

Dealing Day	any day on which the New York Stock Exchange is open for the transaction of business;

Eligible Employee	any person who, at the Date of Grant, is an employee of a Group Company;

Employment	employment as an employee of a Group Company;

Group Company
the Parent, and any company which is either a subsidiary undertaking of the Parent or an associate of the Parent (where subsidiary undertaking has the meaning given in section1162 of the Companies Act 2006 and associate is as defined in International Accounting Standard 28 Investments in Associates and joint ventures (as amended));

Group Target Part	has the meaning given in the definition of Award;

Market Value	in relation to a Share on any day means an amount equal to its middle market quotation as derived from the New York Stock Exchange;

Second Step Acquisition
the date of completion of the Second Step Acquisition as defined in the Purchase and Option Agreement by and among Alliance Boots GmbH, AB Acquisitions Holdings Limited and Walgreen Co dated 18 June 2012. If the Second Step Acquisition does not constitute a Change in Control for the purposes of section 409A of the US Code, all US Awards will vest as otherwise provided in these Rules, but will be payable only with respect to the Normal Vesting Date;

Normal Vesting Date
with respect to an Award means the date when the Remuneration Committee or the Board, as appropriate, determines whether the conditions applicable to the Group Target Part and the Synergy Target Part have been met for the last Financial Year of the Performance Period of the Award;

Parent	Alliance Boots GmbH;

Participant	an individual who has been granted an Award including, if relevant, the Participant's personal representatives;

Participating Company	a Group Company whose Eligible Employee(s) have been granted or are proposed to be granted (an) Award(s);

Performance Period	with respect to an Award the period of consecutive years (or other periods) for which the Award is expressed to be granted;

Phantom Award	an Award granted pursuant to Appendix 2;

Plan	the Alliance Boots 2012 Long Term Incentive, as amended from time to time in accordance with the Rules;

Plan Period	the period starting on 1August 2012 and ending on the tenth anniversary of that date;

Redundancy
the termination of a Participant's Employment attributable wholly or mainly to the fact that:

(a)                 the employer has ceased or intends to cease:

(i)                 to carry on the business for the purpose of which the employee was employed; or

(ii)                to carry out that business in the place the employee was employed; or

(b)                the requirements of that business:

(i)                  for employees to carry out work of a particular kind; or

(ii)                to carry out that work in the place where the employee was employed,

have ceased or diminished or are expected to cease or diminish;

Remuneration Committee	the remuneration committee of the board of directors of Alliance Boots GmbH;

Retirement	retirement with the agreement of the Participant's employing company;

Rules	the rules of the Plan as amended from time to time;

Share	a fully paid ordinary share in the capital of Walgreens;

Share Part	has the meaning given in the definition of Award;

Synergy Target Plan	has the meaning given in the definition of Award;

Trustees	the trustee or trustees of any employee benefit trust which operates in conjunction with the Plan;

US Award	the portion of any Award that is subject to US income tax and not otherwise exempt from section 409A;

US Code	the United States Internal Revenue Code of 1986, as amended;

Variation
in relation to the equity share capital of Walgreens, a capitalisation issue, an offer or invitation made by way of rights, a subdivision, consolidation, reduction, demerger, or distribution in specie or any other variation in its share capital; and

Walgreens	Walgreen Co.

APPENDIX 2

PHANTOM AWARDS

This Appendix 2 constitutes the schedule to the Plan under which Awards may be granted to Participants over a number of notional Shares, giving those Participants the right to a payment in cash only in respect of the Share Part of the Award, calculated in accordance with this Appendix 2, and subject to the terms and provisions of this Appendix 2.

1.	The Rules shall apply to the grant of Awards under this Appendix 2, except as specified in this Appendix 2.

2.	The following Rules shall be deleted:

2.1	Rule 6.3.

2.2	Rule 6.4.

2.3	Rule 6.6.

2.4	Rule 8.3.

2.5	Rule 9.4.

2.6	Rule 10.2.

2.7	Rule 10.6

and the Rules will be renumbered accordingly.

3.	Rule 6.1 will be deleted and replaced by the following:

"Subject to the remainder of this Rule 6 and Rule 10.7, within 30 days following the date of vesting of an Award, the Participant will receive a cash sum equal to the Market Value of the Shares, calculated on the date of vesting, subject to the Share Part of the Award in respect of which it has vested."

4.	Rule 6.5 will be deleted and replaced by the following:

"The delivery of any cash under the Plan will be subject to obtaining any necessary approval or consent required under any applicable regulations or enactment."

5.	Rule 8.2 will be deleted and replaced by the following:

"The Participating Companies will bear the costs of introducing and operating the Plan. The Company may require any Participating Company to enter into an agreement which obliges that company to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of Participants who are employed by the Participating Company."

6.	Rule 10.7 will be deleted and replaced with the following:

"Any Group Company, former Group Company or the Trustee may withhold such amounts and/or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions for which it or any other Group Company or former Group Company is liable to account in connection with the vesting of Awards."

7.	In Appendix I (Definitions) the following will apply:

(a)           The definition of " Award" will be amended by deleting the wording in (c) and replacing it with the following wording:

"a cash sum by reference to a number of Shares based on continued employment with the Group to the date of the Merger, which will comprise approximately 25 per cent. of the value of the Award at its Date of Grant (the Share Part);"

(b)           The definition of "Share" will be deleted and replaced by:

"a notional fully paid ordinary share in the capital of Walgreens;".